Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release
Crawford & Company Makes Special Contributions to Frozen U.S. Pension Plan
ATLANTA (Dec. 20, 2010) — Crawford & Company (NYSE: CRDA; CRDB), the world’s largest independent provider of claims management solutions, will make special contributions totaling $50 million through January 2011 to its frozen U.S. defined benefit pension plan.
The contributions will be funded through an additional $50 million borrowing under the Company’s existing credit facility, which matures in October 2013.
“These contributions will provide a meaningful improvement to the U.S. pension plan’s funded position and enable the Company to accelerate the implementation of its risk reduction policies associated with the plan,” said President and Chief Executive Officer Jeffrey T. Bowman. “In addition, the Company will further benefit from increased financial flexibility and liquidity by significantly reducing its near-term required pension contributions in the United States.”
About Crawford
Based in Atlanta, Ga., Crawford & Company (www.crawfordandcompany.com) is the world’s largest independent provider of claims management solutions to the risk management and insurance industry as well as self-insured entities, with a global network of more than 700 locations in 63 countries. The Crawford System of Claims SolutionsSM offers comprehensive, integrated claims services, business process outsourcing and consulting services for major product lines including property and casualty claims management, workers compensation claims and medical management, and legal settlement administration. The Company’s shares are traded on the NYSE under the symbols CRDA and CRDB.
# # #
For more information, contact:
Stephanie Zercher
404.300.1908 (office)
954.401.0230 (cell)
stephanie_zercher@us.crawco.com